Exhibit 10.38

LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement is entered into as of June 29, 2012, by and between BRIDGE BANK, NATIONAL ASSOCIATION (“Bridge” and, solely in its capacity as collateral agent for the Lenders (as defined below), “Collateral Agent”), COMERICA BANK (“Comerica” and, collectively, with Bridge, the “Lenders” and each, individually, a “Lender”) and ENPHASE ENERGY, INC. (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lenders, Borrower is indebted to Lenders pursuant to, among other documents, an Amended and Restated Loan and Security Agreement, dated March 24, 2011 by and between Borrower and Lenders, as may be amended from time to time (the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Lenders shall be referred to as the “Indebtedness” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Lenders shall be referred to as the “Existing Documents.”

2. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Loan and Security Agreement:

1)	Effective as of December 30, 2011 Section 2.5(d) is hereby amended as follows:

(d) Unused Facility Fee. At all times after consummation of the IPO, if Borrower fails to maintain the Minimum Advance (as defined in Section 6.8(c)), a quarterly unused facility fee equal to fifteen hundredths of one percent (0.15%) of the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus the Stated Amount of all Letters of Credit, the Credit Card Reserve and the FX Reserve in effect from time to time, on average, during the applicable quarter, which fee shall be payable within five (5) days of the last day of each such quarter and shall be nonrefundable.

2)	Subsection (a) of Section 6.3 of the Loan and Security Agreement is hereby amended as follows:

(a) (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Lenders and certified by a Responsible Officer; provided, however, for calendar months that are also quarter ends, such financial statements shall be due within forty-five (45) days after such calendar quarter, and for a calendar month that is also a fiscal year end, such financial statements shall be due within sixty (60) days after such fiscal year end, and (ii) as soon as available, but in any event within forty-five (45) days after the end of each calendar quarter, a company prepared consolidated (and, for any calendar quarter during which any Advance was at any time outstanding, or upon request from any Lender, consolidating) balance sheet, income statement, and statement of cash flows covering Borrower’s operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Lenders and certified by a Responsible Officer, provided however, for a calendar quarter that is also a fiscal year end, such financial statements shall be due within sixty (60) days after such fiscal year end;

3)	The third paragraph in Section 6.3 of the Loan and Security Agreement is hereby amended as follows:

Borrower shall deliver to Lenders a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto and a deferred revenue report together with each financial statement delivered to Lenders pursuant to Section 6.3(a).

4)	Section 6.7 of the Loan and Security Agreement is hereby amended and restated in its entirety to read as follows:

6.7 Accounts. Borrower shall maintain (x) its primary operating accounts with Bridge, which accounts shall represent at least 40% of the dollar value of Borrower’s accounts at all financial institutions; and (y) at least 40% of the dollar value of Borrower’s accounts at all financial institutions with Comerica; including at least $2,000,000 in a non-interest bearing demand deposit account with each of Bridge and Comerica; provided that (i) in the event Borrower’s quarterly revenue is less than 80% of Borrower’s Board-approved forecast submitted to Lenders in accordance with Section 6.3 (the “Approved Forecast”), Borrower shall, until such time as Borrower achieves and maintains two (2) consecutive quarters of quarterly revenue equal to or greater than 80% of the approved forecast (the “Initial Revenue Cure”), maintain consolidated, unrestricted cash in a non-interest-bearing demand deposit account with Bridge in the amount of at least $4,000,000, and with Comerica, in an amount of at least $4,000,000; provided that, in the event that, after the Initial Revenue Cure, Borrower’s quarterly revenue is less an 80% of the Approved Forecast, Borrower shall at all times thereafter maintain consolidated, unrestricted cash in a non-interest bearing demand deposit account with Bridge in the amount of at least $4,000,000, and with Comerica in an amount of at least $4,000,000; (ii) Borrower may continue to maintain its existing account at Bank of the West with a balance not to exceed $5,000 (with respect to which a control agreement shall not be required); (iii) Borrower may maintain a deposit account with HSBC (with respect to which a control agreement will be required in a form and content acceptable to Collateral Agent); (iv) Borrower may maintain not greater than twenty percent (20%) of consolidated cash in its existing accounts held outside the United States to support Borrower’s Foreign Subsidiaries (“Permitted Foreign Cash”), provided that if amounts in such accounts exceed twenty percent (20%) of consolidated cash, Borrower shall, within 2 business days, cause such excess amount be transferred to an account with Bridge or Comerica; and (v) Borrower shall not, permit any subsidiaries to open any accounts other than those described herein, without required Lenders prior written consent (which consent shall not be unreasonable withheld). Notwithstanding the foregoing, if Borrower maintains unrestricted cash with Bridge and Comerica in an aggregated amount of at least $33,000,000, Borrower shall be permitted to maintain cash in accounts other than those accounts holding Permitted Foreign Cash, the new HSBC deposit account, and the existing Bank of the West account, subject to control agreement in a form and content reasonably acceptable to Collateral Agent.

5)	Lenders hereby consent to (i) Borrower’s establishment of a wholly owned subsidiary in the United Kingdom, Enphase Energy UK Limited, a private limited company registered with the Registrar of Companies for England and Wales (“Enphase UK”), (ii) Borrower’s establishment of a wholly owned subsidiary in New Zealand, Enphase Energy New Zealand Limited, a limited liability company registered with the Registrar of Companies in New Zealand (“Enphase New Zealand”), and (iii) Borrower’s establishment of a wholly owned subsidiary in the Canada, Enphase Energy Canada, Inc., a corporation registered with the Registrar of Companies, Province of British Columbia, Canada (“Enphase Canada”) (Enphase UK, Enphase New Zealand, and Enphase Canada shall each be deemed a Subsidiary under the Loan and Security Agreement). The establishment of such Subsidiaries shall constitute a “Permitted Investment” for the purposes of Sections 5.14 and 7.7 of the Loan and Security Agreement. Under Section 6.9 (c), each Subsidiary is required to enter into a pledge agreement with respect to the Shares of such Subsidiary, and such other instruments as may reasonably be requested by Collateral Agent to perfect a security interest in the Shares of such Subsidiary, provided however, Lenders hereby agree to forbear any obligation of Borrower to pledge any Shares in Enphase UK, Enphase New Zealand and Enphase Canada as may be required by Section 6.9(c) until further notice from Lenders, provided such forbearance remains at the sole discretion of Lenders.

3. CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4. INTENTIONALLY OMITTED.

5. NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lenders would not enter into this Loan and Security Modification Agreement without Releasing Party’s assurance that it has no claims against Lenders or any of Lenders’ officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan and Security Modification Agreement, each Releasing Party releases Lenders, and each of Lenders’ and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lenders of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lenders and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan and Security Modification Agreement and the Agreement, and/or Lenders’ actions to exercise any remedy available under the Agreement or otherwise.

6. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lenders is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lenders’ agreement to modifications to the existing Indebtedness pursuant to this Loan and Security Modification Agreement in no way shall obligate Lenders to make any future modifications to the Indebtedness. Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lenders and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lenders in writing. No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement. The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent Loan and Security modification agreements.

7. CONDITIONS. The effectiveness of this Loan and Security Modification Agreement is conditioned upon the due execution and delivery to Collateral Agent of an account control agreement, in form and content acceptable to Collateral Agent, for the new deposit account held by Borrower at HSBC.

8. COUNTERSIGNATURE. This Loan and Security Modification Agreement shall become effective only when executed by each Lender and Borrower.

BORROWER:		COLLATERAL AGENT AND LENDER:

ENPHASE ENERGY, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Sanjeev Kumar	By:	/s/ Michael Lederman

Name:	Sanjeev Kumar	Name:	Michael Lederman

Title:	CFO	Title:	SVP

LENDER:

COMERICA BANK

		By:	/s/ Jeff Lee

		Name:	Jeff Lee

		Title:	Vice President

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